                             JOINT VENTURE AGREEMENT

                                     Between

                              GLOBE RESOURCES INC.
                            (called "Participant 1")

                                       And

                               GETTY COPPER CORP.
                            (called "Participant 2")

                             JOINT VENTURE AGREEMENT


     THIS  AGREEMENT  made  effective  October  15,  1996.

BETWEEN:

     GLOBE RESOURCES INC., a body corporate, duly incorporated under the laws of British Columbia, and having an office situate at 1000 Austin Avenue, Coquitlam, British Columbia, V3K 3P3;

     (hereinafter  called  "Participant  1")

                                                               OF THE FIRST PART

AND:

     GETTY COPPER CORP., a body corporate, duly incorporated under the laws of British Columbia, and having an office situate at 1111 West Hastings Street, Vancouver, British Columbia, V6E 2J3;

     (hereinafter  called  "Participant  2")

                                                              OF THE SECOND PART

SECTION  1  -  DEFINITIONS
--------------------------

1.1     Specific  Definitions

In and for the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith or unless otherwise specifically provided, each of the words, phrases and expressions described in Schedule "D" - Definitions shall have the meanings ascribed thereto.

1.2     Grammatical  Changes

Where a word or expression is defined in this Agreement, other parts of speech and grammatical forms of the same word or expression having corresponding meanings, and words in the singular shall include the plural, and vice versa, and words in the male person shall include the female person, and vice versa, and either the male person or female person shall include the neuter and corporation, and vice versa.

SECTION  2  -  FORMATION  AND  PURPOSES
---------------------------------------

2.1     Formation  of  Venture

Participant 1 and Participant 2 hereby associate themselves in a joint venture having the scope and purposes, and upon the terms and conditions, as set forth in this Agreement.

2.2.     Scope  and  Purposes

The  scope  and  purposes  of  the  Venture  shall  be:

a. exploring for and developing ores, minerals and other products from the Property including opening, developing and operating mines on the Property;

b. processing (including beneficiating, leaching, concentrating, smelting, refining or otherwise treating) ores, minerals or other products mined or produced from the Property;

c. designing, engineering, constructing and operating Production Facilities to mine and remove ores, mineral or other products from the Property, and processing ores, minerals or other products mined or produced from the Property;

d.   marketing,  selling  and  delivering  Venture  products;

e. performing any other operation or activity necessary, appropriate or incidental to any of the foregoing; and

f. selling interests in all or part of the Property to third parties as may be approved from time to time by the Management Committee.

2.3     Venture  Limitations

Unless the Participants otherwise agree, the Venture shall be limited to its stated scope and purposes and nothing in this Agreement shall be construed to enlarge the stated scope and purposes of the Venture.

2.4     Effective  Date

This Agreement shall become effective in regard to the Property subject to that Earning Agreement on the date Participant 2 has earned the interest provided for under the terms of that Earning Agreement.

2.5     Term

The term of this Agreement shall be for twenty years from the date of execution of this Agreement and so long thereafter as the Venture holds any interest in the Property, subject to the provisions of Section 9.

SECTION  3  -  CONTRIBUTIONS
----------------------------

3.1     Pro  Rata  Contributions

Each of the parties shall contribute their pro rata portion of Venture Costs as determined by their Venture Share in order to allow for the development of the Property and where a party fails to so contribute its Venture Shares shall be adjusted in accordance with the provisions of section 9.

3.2     Contributions  According  to  Budget

All contributions to the Venture shall be made in accordance with budgets established pursuant to subsection 5.1.

3.3     Venture  Share

Except as provided for in Section 9, the Venture Share of each party shall be determined by the interest earned by Participant 2 under the terms of the Earning Agreement.

SECTION  4  -  OPERATOR
-----------------------

4.1     Operator

After the Effective Date, Participant 2 shall be the operator of the Venture ("Operator") subject to subsection 4.7.

4.2     Right  of  Supervision

The Operator shall have the sole right and responsibility to supervise and manage the exploration and development of the Property and the engineering, design and construction of the Production Facilities, and to supervise, manage and conduct Activities of the Venture on behalf of the Participants in accordance with this Agreement and, without limiting the generality of the foregoing, the rights and responsibilities of the Operator shall include:

a.     exploring  for  ores  on  the  Property;



b.     opening,  developing  and  operating  mines  on  the  Property;

c.     preparing  Feasibility  Reports  or  causing  the  same  to  be prepared;

d. designing, engineering and constructing Production Facilities in accordance with an approved construction program;

e.     processing  ores  or  other  minerals  into  Venture  Products;

f.     marketing,  selling  and  delivering  Venture  Products;

g. providing or acquiring all materials, supplies, machinery, equipment and services required for the Venture, and disposing of the same when no longer required or useful for the Venture;

h. hiring or transferring from its own personnel all executive and other employees required for the Venture, which employees shall be employees of the Operator or an Affiliate of the Operator, and not employees of the Venture;

i. performing all obligations of the Venture under any other agreement binding upon the Venture;

j. performing all obligations necessary to maintain in good standing any mineral property held by the Venture;

k.     complying  with  laws  applicable  to  the  Venture;

l.     securing  licenses,  permits and approvals for Activities of the Venture;

m. paying all taxes and other amounts payable by the Venture, except taxes measured by or assessed upon net income or receipts;

n. preparing and filing all reports or notices required to be filed by the Venture;

o. securing and maintaining liability and property insurance covering the insurable risks of the Venture and the interests of the Participants with coverage in the amounts to be determined by the Management Committee;

p. maintaining records of accounts for all transactions involving the Venture;

q. preparing proposed programs and budgets for the Venture and such other reports as may be required by this Agreement or reasonably requested by a Participant; and

r. preparing and submitting to the Management Committee monthly progress and financial reports, in the form and detail as from time to time reasonably requested by the Management Committee.

4.3     Use  of  Agents

The rights and responsibilities or other Activities noted in subsection 2 may be undertaken by the Operator itself or through such agents or independent contractors as it may engage.

4.4     Budget  Overruns

The  following  provisions  shall  apply  to  budget  overruns:

a. the Operator shall undertake to carry out each annual program within the limits of the annual budget and shall seek approval of the Management Committee for any expenditure in excess of an annual budget as soon as practicable, provided however that the

     Participants shall be liable for cost over-runs of up to 10% of the budgeted amounts in proportion to their Venture Shares; and

b. in an emergency the Operator may make such expenditures as it deemed necessary for the protection of life, limb or property and the Participants shall be liable for such expenditures in proportion to their Venture Shares.

4.5     Standard  of  Performance

The Operator shall have a fiduciary obligation to the Participants and shall manage the operations of the Venture and perform all the responsibilities of the Operator in a workmanlike and commercially reasonable manner, in accordance with applicable geological, engineering, mining and processing methods and practices and reasonably prudent business judgment.

4.6     Indemnity

The Operator shall indemnify and hold each Participant harmless from all losses, claims, damages and liabilities arising out of any act or omission related to the responsibilities of the Operator which is done or undertaken in bad faith or which result from the willful misconduct or negligence of the Operator, and notwithstanding the provisions of subsection 4.5, the Operator shall not otherwise be responsible for any loss, claim, damage or liability related to the Venture.

4.7     Removal  or  Resignation  of  Operator

The following provisions shall apply to the removal or resignation of the Operator.

a. the Operator may resign effective at the earlier of six months after giving notice to the Management Committee or the appointment of a new Operator pursuant to the following paragraph b;

b. if an Operator who is not a Participant resigns or gives notice of its intention to resign, the Management Committee shall promptly appoint a new Operator, and, if the Management Committee is unable to agree upon a new Operator within 30 days thereafter, the Participant who was not the previous operator shall be the new Operator;

c. if an Operator who is a Participant gives notice of its intention to resign and the Management Committee fails to agree upon a new Operator within six months, the other Participant shall designate a new Operator;

d. if the Operator is not also a Participant, the Management Committee may from time to time remove the Operator without cause and appoint a new Operator;

e. if an Operator who is a Participant defaults in performance of its obligations as Operator under this Agreement and fails to commence and diligently pursue efforts to cure such default within 30 days after a Participant gives the Operator notice of default, the other Participant shall designate a new Operator, but, in the event of a dispute whether a default exists, the time within which the Operator may cure a default shall not commence until the existence of the default has been finally determined by arbitration;

f. if an Operator who is a Participant withdraws from the Venture pursuant to subjection 9.2 or commits a default specified in subsection 9.3 or if the Operator fails or neglects to present a program or budget for a period of two years following the completion of any previously approved program or budget, the Operator shall be deemed to have resigned and the other Participant shall designate a new Operator; and

g. upon the resignation or removal of the Operator, the outgoing Operator shall turn over to the incoming Operator or to the Management Committee all information, books, records and accounts of the Venture.

4.8     Relationship  of  Operator  as  Participant

An Operator who is a Participant shall not be deprived of any rights or relieved of any obligations as a Participant by reason of being Operator of the Venture.

4.9     Management  Committee

The  following  provisions  shall  apply  to  the  management  of  the  Venture:

a. except as provided in subsection 4.11, the policies, objectives and methods of the Venture shall be solely determined by the Operator;

b. a committee (the "Management Committee") will be formed on the Effective Date and shall be composed of one representative of each Participant and shall make decisions on those matters specified in subsection 4.11;

c. each Participant shall notify the other Participant of the name of its representative and the name of at least one alternate who may act in its representative's absence, and the representative for each Participant, or his alternate, shall have full power to bind such Participant;

d. meetings of the Management Committee shall be held at such intervals as may be agreed upon by the Participants, but, in any event, shall be held not less than once per year;

e. no business may be transacted by the Management Committee unless a quorum of representatives is present and, for the purpose, a quorum shall be such number of representatives of the Participants of the Management Committee representing Participants holding, in the aggregate, greater than 50% interest in the Venture;

f. in addition, the Operator may convene a meeting at any time it deems appropriate and shall do so upon the request of a Participant's representative on the Management Committee;

g. meetings of the Management Committee shall be held in Vancouver, British Columbia, or at such other places as the Management Committee may from time to time agree;

h. at least 72 hours' notice of each meeting shall be given by the Operator to the Management Committee accompanied by an agenda for the meeting, a copy of any documents as to which action is to be taken and such supplemental information as may be reasonably requested by either of the Participants, but no notice of meeting shall be necessary when both members of the Management Committee are present and agree upon the agenda;

i. in lieu of meetings, the Management Committee may convene telephone conferences and the actions of the Management Committee so taken shall be confirmed in writing and signed by the members of the Management Committee; and

j. the Management Committee may, in lieu of deciding any matter at a meeting or telephone conference, act by instrument in writing signed by each member of the Management Committee.

4.10     Management  Committee  Decisions

Except as otherwise provided in this Agreement, action by the Management Committee shall be taken on a majority vote of the members of the Management Committee, each member being entitled to one vote for each one percent interest of his Participant in the Venture.

4.11     Specific  Items  Requiring  Approval

Approval  of  the  Management  Committee  shall  be  required for the following:

a. approval of a budget or the making of any material revision to any Approved Program and Budget;

b.   material  revision  of  any  recommendations  contained  in any Engineering
     Report;

c.   material  revision  of  any  Construction  Program;

d. any debt incurred on behalf of the Venture, as obligor, to either Participant, the Operator or their Affiliates, in any amount, or to any other person in an amount in excess of $10,000 outstanding at any one time and any guarantee, directly or indirectly, by the Venture of any obligations or undertaking of any other person;

e. any suspension or substantial curtailment of Venture Activities after Production Facilities are deemed to be completed, except by reason of Force Majeure or as otherwise required or permitted by this Agreement; f. any settlement of any suit or claim involving the Venture for an amount in excess of $10,000; and

g.   any  fee  paid  to  the  Operator  for  acting  as  Operator.

4.12     Press  Releases

All data, reports, records and other information relating to this Agreement and the Participants' activities hereunder shall be treated by the Participants as confidential, and while this Agreement is in effect, neither Participant shall, without the prior approval of the other Participant, disclose to any other entity any information concerning the results of exploration operations hereunder or issue any press releases concerning this Agreement or its performance, except as such disclosure may be deemed by a Participant to be mandatory as a matter of law or regulations issued pursuant thereto.

SECTION  5  -  BUDGETS,  EXPENSES  AND  ACCOUNTS
------------------------------------------------

5.1     Programs  and  Budgets

The following provisions shall apply to the programs and budgets of the Venture:

a. the first Agreed Program and Budget for the Venture shall be determined within 90 days following the Effective Date of this Agreement;

b. on or before January 1 of each successive year following the Effective Date, the Operator shall prepare and submit to the Management Committee a preliminary budget estimate and a proposed program for that calendar year together with an initial report of the results of work performed on the Property during the prior calendar year;

c. the Management Committee shall review the preliminary budget estimate and proposed program and may either approve such program as an Approved Program and Budget, or, no later than February 1 of that year, suggest alterations thereto, in which event the Operator shall review the preliminary budget and proposed program and submit to the Management Committee no later than February 15 of that year a final proposed program and budget;

d. if agreement is not sooner reached by the Management Committee, each final proposed program and budget submitted by the Operator shall be deemed to be an Approved Program and Budget 30 days after submission; and

e. the Operator shall make all disbursements and carry on activities of the Venture in substantial conformity with the Approved Program and Budget.

5.2     Costs

Subject to subsection 9.2, the Venture Costs shall be paid out of contributions by the Participants and such contributions shall be allocated and charged to the accounts of the Participants in accordance with their respective Venture Shares.

5.3     Cash  Estimates  and  Advances

If the Approved Program and Budget does not include a schedule of cash calls, the Operator shall submit to each Participant, on or before the tenth day following each calendar quarter, an estimate of cash requirements for the next calendar quarter and such cash estimates shall conform to the Approved Program and Budget established pursuant to subsection 5.1, and shall set forth:

a.   cash  disbursements  which  the Operator expects to make during each month;

b. the extent, if any, to which such disbursements will be satisfied by cash on hand, or cash to be received during such month otherwise than as contributions from the Participants, after allowing for the maintenance of a suitable cash balance; and

c.   contributions,  if any, which the Participants will be required to furnish.

5.4     Time  of  Contribution

Each Participant shall make the contribution to the Venture, if any, required of it within 15 days after the receipt of each such cash estimate.

5.5     Records  and  Accounts

The Operator shall maintain accounts of contributions by Participants, revenues of the Venture and costs and expenditures incurred by the Venture, and assets and liabilities of the Venture, in accordance with generally accepted accounting principles and such records and accounts shall be open at reasonable times for inspection by Participants.

5.6     Capital  Accounts  of  the  Participants

The accounts of the Venture shall reflect the capital accounts of the Participants, which shall be credited with the contributions to the Venture by the Participants as provided in subsection 3.1, and the capital accounts of the Participants shall be charged with distributions to the respective Participants in excess of the then current net credit balances, if any, in the income accounts of the Participants.

5.7     Income  Accounts  of  the  Participants

The accounts of the Venture shall reflect the income accounts of the respective Venture Shares of the Participants in the Net Income of the Venture and the income accounts of the Participants shall be:

a. charged with the respective Venture Shares of the Participants in the Net Loss of the Venture, if any;

b. charged with distributions made to the Participants to the extent of the then current net credit balances in such accounts and;

b. credited with the respective Venture Shares of the Participants in the net gains from disposition of Venture assets held by the Venture or on its behalf.

5.8     Distribution  of  Income  Accounts

Distribution of net credit balance, if any, in the income accounts of the Participants (after providing for the maintenance of a suitable cash balance for the Activities of the Venture) shall be made annually unless the Participants by mutual agreement in writing accelerate or defer such distributions.

5.9     Recovery  of  Deficits

Net deficits in the income accounts of the Participants shall be closed into the capital accounts of the respective Participants at the close of the fiscal year of the Venture.

5.10     Sharing  of  Profits  and  Losses

Profits  and  losses  of  the  Venture  shall  be  shared by the Participants in proportion  to  their  respective  Venture  Shares.

5.11     Loan  Accounts  of  the  Participants

From time to time, one or more of the Participants may loan or cause to be loaned to the Venture (but shall not be obligated to do so) such additional funds as may be necessary or required for the Venture, and, the Operator is hereby authorized, on behalf of the Venture, to execute and deliver to the Participant making such loan customary evidences of indebtedness, security agreements and collateral documentation, and, a loan account shall be maintained for each Participant, and interest at generally prevailing rates shall be paid on outstanding loans.

5.12     Annual  Audit

The accounts of the Venture shall be audited annually by the firm auditing the Operator's accounts, but the Management Committee may, in lieu of the annual audit, request the Operator to conduct an internal audit of the accounts of the Venture, and copies of the audit report of each such audit shall be furnished to each Participant within ninety days after the end of each calendar year.

SECTION  6  -  FEASIBILITY  REPORT  AND  CONSTRUCTION
-----------------------------------------------------

6.1     Preparation  of  Feasibility  Report

The  following provisions shall apply to the preparation of Feasibility Reports:

a. if the Management Committee makes a decision to commence commercial production from the Property, the Operator shall

     i. determine when and if and by whom a Feasibility Report should be prepared;

     ii. include the cost of preparation of a Feasibility Report as part of the annual budgets for the periods during which it is being prepared;

b.   the  Report  so  prepared  shall  be submitted to the Management Committee;

c. all Feasibility Reports shall be kept confidential among the Participants and shall not be disclosed to others except

     i. as may be required in connection with the operations of the Venture and financing sought by the Participants;

     ii. as may be required to enable a Participant to make decisions regarding the Venture; or

     iii. as  may  be  required  by  British  Columbia  regulatory  bodies.

Within three months after a favourable Feasibility Report is submitted to the Management Committee, either Participant may by notice to the other determine to carry out the construction of Production Facilities in accordance with the Feasibility Report.

6.2     Construction  Program

If one or more Participants are determined to proceed to bring the Property into commercial production, the Operator shall prepare or cause to be prepared a program for approval by the Management Committee containing in reasonable detail the ores to be mined by the Venture, the Production Facilities required, and the capacities and estimated costs thereof, and if only one Participant has so determined to proceed, the Participant not determining to proceed shall be deemed to have withdrawn from participation in further contributions pursuant to subsection 9.2 and such Participant's Venture Share shall be reduced as provided for therein.

6.3     Completion  of  Production  Facilities

Unless either Participant has previously withdrawn from participation in further contributions pursuant to subsection 9.2, each Participant shall provide its Venture Share of the funds necessary to construct and complete the Production Facilities in accordance with the Construction Program, and the Production Facilities will be deemed to be completed, for the purposes of this subsection, paragraph 4.11.e. and subsection 6.4, at the end of the first calendar quarter in which such facilities have produced Venture Products of marketable quality in an amount equal to one-fourth of the annual capacity of the Production
Facilities  specified  in  the  Construction  Program.

6.4     Limitation  on  Rights  to  Assign  and  Withdraw

Notwithstanding the provisions of Section 9, after establishment of the Construction Program and until the Production Facilities are deemed to be completed and payment of all debts incurred in connection with such construction has been made, no Participant shall have the right to assign or otherwise transfer all or any part of its interest in the Venture, or to withdraw from the Venture or from further participation in the Venture, except with the prior written consent of the other Participant and on the terms and conditions attached to such consent.

SECTION  7  -  DISPOSITION  OF  MINERAL  PRODUCT
------------------------------------------------

7.1     Right  to  Venture  Products  in  Kind


Each of the Participants shall have the right to take in kind and separately dispose of its proportionate share of Venture Products, and, any extra expenditures incurred by the reason of either Participant taking in kind and separately disposing of its interest in the Venture Products shall be borne by such party.

7.2     Sale  of  Venture  Products

If a Participant fails to take its share of production in kind, the Operator shall use reasonable efforts, subject to revocation at will by such Participant, to sell to others such share at a price which is reasonable under the circumstances prevailing at the time but any sales agreements for the sale of such share of production are subject to the prior written approval of such Participant, and all contracts of sale executed by the Operator for the share of production owned by a Participant shall be for only such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event longer than one year.

7.3     Crediting  Sales  Proceeds

Any credits, proceeds or other payments received by the Operator under such sales contracts shall be distributed to the Participants within ten days following receipt by the Operator.

SECTION  8  -  RELATIONSHIP  TO  PARTIES
----------------------------------------

8.1     Separate  and  Not  Joint

The rights, duties, obligations and liabilities of the Participants shall be separate as to the respective Venture Share of each Participant and not joint nor joint and several and each Participant shall be responsible only for its obligations herein set forth.

8.2     Joint  Venture  Only

It is not the intention of the Participants to create a mining, commercial or other partnership or agency relationship between the Participants and this Agreement shall not be construed so as to render the Participants liable as partners or as creating a mining, commercial or other partnership.

8.3     Ownership  of  Property

The Participants shall hold and own their respective beneficial interests in the Property as tenants in common and each Participant shall be responsible only for its obligations as herein set forth and shall not in any way be obligated for the debts or other obligations of any other Participant.

8.4     No  Partition

No Participant shall, during the term of this Agreement, exercise any right to apply for partition of the Property or any other Joint Venture Assets or any portion thereof or for sale thereof in lieu of partition.

8.5     Other  Business  Opportunities

Except as expressly provided in the Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Venture, without consulting the other, and the doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of either Participant, and neither Participant shall have any obligation to the other with respect to any opportunity to acquire any mineral property available to it

a.   outside  the  boundaries  of  the  Area  of  Interest  at  any  time;  or

b. within the boundaries of the Area of Interest after the termination of this Agreement.

SECTION  9  -  ASSIGNMENT  ,  DILUTION  AND  TERMINATION
--------------------------------------------------------

9.1     Assignment

The following provisions shall apply to the assignment of any interest subject to this Agreement:

a. neither Participant shall transfer any interest (including any transfer for security) in this Agreement, its Venture Share or the Property after the Effective Date without complying with Section 12 and without the prior written consent of the other Participant, which consent shall not be unreasonably withheld, except transfers to:

     i.   an  Affiliate;

     ii.  a  successor  corporation  by  merger  or  consolidation;  or

     iii. a corporation to which a Participant has sold all or substantially all of its assets; and

b. each transfer authorized by the foregoing paragraph shall be subject to the following conditions:

     i. if the transfer is by a Participant to an Affiliate, the transferring Participant shall give the other Participant written commitment to retain control of such Affiliate so long as this Agreement remains in effect; and

     ii. in all cases, the transferee shall give its written commitment to be bound by this Agreement (including this Section).

9.2     Dilution  of  Interest

The following provisions shall apply to the dilution of any interest subject to this Agreement:

a. within 30 days of the fixing of an Approved Program and Budget by the Management Committee, each Participant will give notice in writing to the Operator whether it elects to fund its share of the Venture Cost in respect of such Program;

b. failure to give notice within such period will be deemed to be an election not to contribute to such Program;

c. after electing to fund a Program, each Participant will, within 30 days after being requested in writing to do so by the Operator, pay such amount of its share of the Venture Cost as the Operator may request in respect of such Program, including Program cost overruns of up to 10% of the cost, but the Operator will not request funds more than 30 days in advance.

d. If any Participant elects to contribute to an Approved Program and Budget and gives notice to the Operator to that effect and thereafter fails to contribute in accordance with a request for funds from the Operator, such Participant will be deemed to be in default hereunder and will:

     i. lose its right to contribute to the Approved Program and Budget and to any subsequent Approved Program and Budget;

     ii.  lose  its  representation  on  the  Management  Committee;  and

     iii. lose and forfeit all of its Venture Share under this Agreement to the other Participant;

e. the Operator shall not proceed with any Program which is not fully subscribed and shall forthwith proceed with any Program which is fully subscribed.

f. if any Participant elects, or is deemed to elect, not to fund an Approved Program and Budget, the other Participant may give notice in writing to the Operator that it will contribute all costs to be incurred under that Approved Program and Budget and the Operator will proceed with that Program and, thereafter, if the contributing Participant incurs at least 75% of the cost to be incurred under the Approved Program and Budget, each Participant's Venture Share will be adjusted to be equal to the product obtained by multiplying 100% by a fraction of which the numerator is the amount of such Participant's contributions and deemed contributions to Venture Costs and the denominator of which is the amount of all contributions and deemed contributions to the total Venture Cost by both Participants;

g. as and after the Effective Date, the deemed contributions of each Participant shall be the Expenditures incurred by Participant 2 under each Earning Agreement pursuant to which it earned its interest in the Property then subject to the Agreement; and

h. if the percentage level of either Participants' Venture Share is reduced to 10% or less, such Participant's Venture Share will be deemed to be forfeited to the other Participant and thereafter the Participant whose interest has been forfeited (the "Non-participating Party") will be deemed not to be a Participant and will:

     i.   lose  its  right to contribute to any Approved Program and Budget; and

     ii.  lose  its  representation  on  the  Management  Committee;  and

     iii. be deemed to hold only a Net Profits Interest in the Venture entitling it to receive a 10% Net Profits Royalty calculable and payable in accordance with Schedule "C".

9.3     Default

The  following  provisions  shall  apply  to  defaults  under  this  Agreement:

a.   each  of  the  following  shall  be  an  act  of  default:

     i. the filing by a Participant of a petition in bankruptcy or reorganization;

     ii. the failure of a Participant against whom a petition in bankruptcy or reorganization is filed to secure dismissal of the same within 60 days;

     iii. the making of an assignment for the benefit of creditors by a Participant; and

     iv. the failure of a Participant, prior to a withdrawal from participation pursuant to subsection 9.2, for a period of 30 days after a request in writing from the Operator specifically referring to this Section, to make contributions required by an Approved Program and Budget;

b. the Participant in default shall be deemed to have transferred to the other Participant, without cost, all of its rights and interests in the Property, Area of Interest and this Agreement, and the defaulting Participant shall have no further interest in the Venture; and

c. upon a default pursuant to paragraph a. above, the defaulting Participant shall remain liable for its Venture Share of all liabilities and obligations of the Venture incurred prior to the effective date of such default but shall have no liability in respect of any such liabilities and obligations of the Venture incurred thereafter.

9.4     Instruments  of  Conveyance

Upon a withdrawal pursuant to subsection 9.2 or a default pursuant to subsection 9.3, the withdrawing or defaulting Participant shall execute and deliver such deeds, assignments and other instruments of conveyance as may be required to vest in the other Participant all rights and interests in the Venture, the assets of the Venture, and in this Agreement.

9.5     Effect  of  Termination

The  following  provisions  shall  apply  to  the termination of this Agreement:

a. upon the termination of the Agreement for any reason other than withdrawal pursuant to subsection 9.2 or default pursuant to subsection 9.3, all rights and obligations of the Participants under this Agreement shall cease, except the obligation to settle accounts for liabilities and obligations incurred or accruing prior to termination and except any obligation which in accordance with this Agreement survives termination, and each Participant shall be entitled to proceed for its own account on the Property and shall be entitled to use all information and data developed while this Agreement was in force;

b. after all liabilities of the Venture have been satisfied, including liabilities to the Participants in respect of advances, loans, capital and profits, all remaining assets of the Venture shall be owned by the Participants as tenants in common in proportion to their respective Venture Shares;

c. subject to restrictions on assignment and transfer, each Participant and the Operator shall execute and deliver such deeds, assignments or other instruments of conveyance as may be required to vest in the Participants their respective interests in the assets of the Venture and if such assignment or transfer is restricted, the Participant holding legal title to such property shall hold the same for the benefit of the Participant equitably entitled thereto; and

d. upon the termination of this Agreement by reason or withdrawal pursuant to subsection 9.2 or default pursuant to subsection 9.3, the withdrawing or defaulting party shall not conduct any operations within the Area of Interest for a period of two years after the date of termination.

SECTION  10  -  PROPERTY
------------------------

10.1     Maintenance  of  Mining  Property

The Operator shall pay all taxes, royalties, rentals, property and option payments and other amounts required to be paid with respect to the Property held by the Venture and shall perform all other duties required to maintain any mineral claims, leases or other agreements relating to the Property held by the Venture in full force and effect, and all payments made and expenses incurred in maintaining the Property held by the Venture shall be paid out of funds contributed by the Participants pursuant to section 3.

10.2     Loss  of  Property

If any part of the Property held by the Venture is lost through failure to perform any obligation, including assessment work, or failure to make any rental, royalty or other payment, or by expiration in accordance with the terms of any lease or other agreement, such loss shall be a joint loss, and the Operator shall not be liable therefore unless such loss is caused by the Operator's negligence, willful misconduct or bad faith.

SECTION  11  -  RIGHT  OF  FIRST  REFUSAL  ON  TRANSFERS
--------------------------------------------------------

11.1     Receipt  of  Offer

If a Participant should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Participant, to purchase all or part of the interest of that Participant in the Property, which offer it desires to accept, or if a Participant intends to sell or otherwise dispose of all or substantially all of its interest in the Property, the Participant (the "Selling Participant") shall first offer (the "Offer") such interest in writing to the other Participant (the "Remaining Participant") upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Selling Participant, as the case may be.

11.2     Contents  of  Offer

The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Selling Participant, mean the person or persons to whom the Selling Participant intends to offer its interest) and, if the offer received by the Selling Participant from the Proposed Purchaser provides for any consideration payable to the Selling Participant otherwise than in cash, the Offer shall include the Selling Participant's good faith estimate of the cash equivalent of the non-cash consideration.

11.3     Acceptance  of  Offer

If, within a period of 60 days of the receipt of an Offer, the Remaining Participant notifies the Selling Participant in writing that it will accept the same, the Selling Participant shall be bound to sell to the Remaining Participant the interest offered (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

11.4     Price  Adjustment

If the Offer so accepted by the Remaining Participant contains the good faith estimate of the Selling Participant of the cash equivalent consideration as aforesaid, and if the Remaining Participant disagrees with the Selling
Participant's best estimate, the Remaining Participant shall so notify the Selling Participant at the time of acceptance and the Remaining Participant shall, in such notice, specify what it considers in good faith, the fair cash equivalent to be and the resulting total purchase price and if the Remaining Participant so notifies the Selling Participant, the acceptance by the Remaining Participant shall be effective and binding upon the Selling Participant and the Remaining Participant, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration in the manner provided under this Agreement and shall be payable by the Remaining Participant within 60 days following the determination thereof by arbitration

11.5     Transfer

Any payment by the Remaining Participant hereunder shall be made against receipt of an absolute transfer of clear and unencumbered title to the interest of the Selling Participant being sold.

11.6     Failure  to  Accept  Offer

If the Remaining Participant fails to notify the Selling Participant before the expiration of the time limited therefor that he will purchase any interest offered, the Selling Participant may, subject to subsection 9.1, sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this Section 12 shall again apply to such interest if the sale of the Proposed Purchaser is not completed within the said 60 days, but, any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Remaining Participant, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

11.7     Condition  Precedent

Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Remaining Participant, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Joint Venture.

11.8     No  Other  Transfers

Except as provided in this section or otherwise in this Agreement, neither party may transfer an interest in the Property or this Agreement without the written consent of the other party.

SECTION  12  -  ARBITRATION
---------------------------

12.1     Settlement  of  Disputes

If any difference or dispute shall arise between any of the Participants in respect to any matter where it is provided in any other part of this Agreement that such dispute or such matter shall be arbitrated or submitted to arbitration, or in respect of any other matter arising under this Agreement, such dispute shall be submitted to arbitration under and pursuant to the Commercial Arbitration Act of British Columbia, and such dispute shall be referred by the Participants affected thereby to an arbitrator who shall be agreed upon by such Participant and, failing such agreement within four weeks after notice by any such Participant then an arbitrator may be named as provided in the Commercial Arbitration Act.

12.2     Place  of  Arbitration

The arbitrator so appointed shall sit in Vancouver, British Columbia, unless there is unanimous agreement of such Participants that he shall sit at another place, and shall hear and dispose of such dispute in such manner as the arbitrator, in his discretion, shall determine, but in so doing shall be required to receive the submissions of such Participants.

12.3     Decision  of  Arbitrator  Binding

The decision of the arbitrator shall be rendered in writing with all reasonable speed and shall be final and binding upon such Participants involved.

12.4     Costs  of  Arbitration

If the parties to the arbitration cannot agree as to the respective shares of the costs of arbitration to be borne by them, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each of them.

SECTION  13  -  GENERAL  PROVISIONS
-----------------------------------

13.1     Information  and  Reports

The  Operator  shall

a. make available to the Participants all drill logs, assay records, maps, reports and other information and data relating to the Venture; and

b.   furnish  the  Participants  with a quarterly summary of Venture Activities.

13.2     Inspection

Each Participant, by its duly authorized representatives and at its own risk and expense, may enter upon the Property, held by the Venture and the workings thereon at all reasonable times for the purpose of inspecting the same.

13.3     Information

All data and information regarding the Property coming into the possession of any Participant under this Agreement shall be disclosed to the Operator.

13.4     Applicable  Law

This Agreement shall be interpreted and construed in accordance with the laws in force from time to time in British Columbia.

13.5     Force  Majeure

If the Operator shall be prevented by Force Majeure from timely performance of any of its obligations hereunder

a. the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of the Force Majeure, and, upon the occurrence and upon the termination of any Force Majeure, the Operator shall promptly notify the Participants; and

b. the Operator shall use reasonable diligence to remedy a Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

13.6     Modification

No modification, variation, amendment or termination of this Agreement shall be effective unless embodied in writing signed by both Participants.

13.7     Waiver

No waiver of any default under this Agreement shall be effective unless embodied in writing signed by the Participant against whom such waiver is claimed, and no waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

13.8     Partial  Invalidity

If any provision of this Agreement is determined to be invalid, such invalidity shall not affect the enforceability of any other provision of this Agreement.

13.9     Entire  Agreement

This Agreement sets forth the entire agreement of the Participants with respect to the Venture; there are not other conditions, representations, warranties or understandings.

13.10     Gender

Wherever the singular is used in this Agreement, the same shall be construed to mean the plural and wherever the neuter gender is used, the same shall be construed to mean the masculine or feminine or body corporate or vice versa wherever the context of this Agreement so requires.

13.11     Independent  Counsel

Each of the parties acknowledges having obtained independent legal advice from its own solicitor with respect to this Agreement prior to its execution and further acknowledges that it understands the terms, and its rights and obligations under this Agreement.

13.12     Notices

The  following  provisions  shall  apply  to  the  giving  notices:

a. all notices and other communications to the Operator or to the Participants shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, addressed as hereinafter set forth;

b. notices delivered personally shall be deemed to be given at the time of such delivery, provided that a signed receipt is obtained;

c. notices mailed as provided above shall be deemed given three days after the date of mailing; and

d. until a change of address is so communicated, all notices to the respective Participants shall be addressed as follows:

          GLOBE  RESOURCES  INC.
          1000  Austin  Avenue
          Coquitlam,  British  Columbia,  V3K  3P3

          and  to:

          GETTY  COPPER  CORP.
          1111  West  Hastings  Street,  Suite  708
          Vancouver,  British  Columbia,  V6E  2J3

          all  with  a  copy  to:

          WERBES  SASGES  AND  COMPANY
          Barristers  &  Solicitors
          1111  West  Hastings  Street,  Suite  708
          Vancouver,  British  Columbia,  V6E  2J3

13.13     Conditions  Precedent

This Agreement is subject to notice of the Earning Agreements being accepted for filing by the Vancouver Stock Exchange on or before December 31, 1996, and, failing the same, either party may terminate this Agreement by notice in writing to the other.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their hands and seals as of the day and year first above written.

THE  CORPORATE  SEAL  of          )
GLOBE  RESOURCES  INC.  was       )
hereunto  affixed  in  the        )
presence  of:                     )
                                  )                (c/s)
/s/unknown                        )
___________________________       )
                                  )
                                  )
___________________________       )
                                  )



THE  CORPORATE  SEAL  of          )
GETTY  COPPER  CORP.  was         )
hereunto  affixed  in  the        )
presence  of:                     )
                                  )                (c/s)
/s/unknown                        )
___________________________       )
                                  )
                                  )
___________________________       )
                                  )

                            SCHEDULE "A"  - PROPERTY

                   Kamloops Mining Division, British Columbia


Claim  Name                    Lot/Tenure  Number
-----------                    ------------------

Transvaal                        194A
Pretoria                         195A
Imperial                         196A
Chamberlain                      197A
Mafeking                         198A
Ladysmith                        199A
Pretoria  Fraction               200A
Glenora                          4467
Highland  No.  2                 4468

                       SCHEDULE "B" - ACCOUNTING PROCEDURE

1.     GENERAL  PROVISIONS
       -------------------


1.1 The purpose of this Accounting Memorandum is to establish the basic methods for determining Venture Costs which shall be fair and equitable as between the Participants.

1.2 It is the understanding of the Participants that, except in the case of a management fee specifically designated as such, a Participant shall neither gain nor lose by reason of its acting as Operator.

1.3 This Accounting Memorandum shall be reviewed annually by the Management Committee, which may make such amendments as may be necessary or desirable.

1.4 In the event of any inconsistency between this Accounting Procedure and the Agreement to which it is appended or any Approved Program and Budget, the provisions of the Agreement or of the Approved Program and Budget, as the case may be, shall be controlling.

1.5 The terms used herein shall have the same meaning as in the Agreement to which this Accounting Procedure is attached.

2.     EXPLORATION,  DEVELOPMENT,
CONSTRUCTION,  MINING  AND  OPERATING  CHARGES
----------------------------------------------

Subject to limitations herein prescribed, the Operator shall charge the joint account with the following items:

a.   Rents  and  Royalties

     rentals, royalties, bonuses, and other payments necessary to acquire and maintain title to the Property or any interest therein;

b.   Labour

     salaries and wages of employees directly engaged in exploration, development, construction, maintenance, mining and operating, including salaries or wages paid to the on-site project manager, technical employees (geologists, geophysicits, geochemists, draftsmen, engineers, etc.) mine, mill and support employees (construction supervisors, mine and mill supervisors, foremen and hourly employees, purchasing personnel, office administration, accounting, inventory control etc., employees) and other employees who are temporarily assigned to and directly employed by the Venture;

c.   Labour  Benefits

     Costs to the Operator of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under paragraph b., provided these costs are charged by percentage assessment on the amount of salaries and wages chargeable under paragraph b. other than overtime, bonuses, or incentives, and the rate is based on the cost experience of the Operator.

d.   Government  Assessments

     costs of expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to the labour cost to the Operator of salaries and wages as provided under paragraph b.;

e.   Employee  Benefits

     the current cost to the Operator of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, bonus, and other benefit plans customary in the industry, provided these costs shall be charged by percentage assessment on the amount of salaries and wages in the same manner as provided in paragraph b. above;

f.   Material

     material,  equipment  and  supplies purchased or furnished by the Operator;

g.   Transportation

     transportation of employees, equipment, material and supplies necessary for exploration, development, construction, maintenance, mining and operating, subject to the following limitations:

     i. if material is moved from the Operator's warehouse or other properties, no charge shall be made for a distance greater than the distance from the nearest reliable supply store or railway receiving point where such material is available, except by special agreement with the Participants;

     ii. if surplus material is moved to the Operator's warehouse or other storage point, no charge shall be made for a distance greater than the distance from the nearest reliable supply store or railway receiving point, except by special agreement with the Participants, and no charge shall be made for moving material to other properties belonging to the Operator, except by special agreement with the Participants;

h.   Services

     the cost of contract services and utilities procured from outside sources other than services covered by paragraphs j. and n. provided that, if contract services are performed by an affiliate of the Operator, the cost charged shall not be greater than that for which comparable services and utilities are available in the open market from sources not affiliated with the Operator;

i.   Damages  and  Losses  to  Property  and  Equipment

     all costs or expenses necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause not controllable by the Operator through the exercise of reasonable diligence, provided the Operator has furnished the Participants with written notice of damages or losses incurred as soon as practicable after report of the same has been received by the Operator;

j.   Legal  Expense

     legal expenses, including all costs and expenses of securing legal advice and services, negotiation on behalf of the Venture with third parties and governmental agencies, processing applications for permits, licenses, leases or other authorization from government agencies, handling, investigating and settling litigation or claims arising by reason of Activities or necessary to protect or recover property, including, but not limited to, attorneys' fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims, but no charge shall be made for the services of the legal staff of the Operator or other regularly employed personnel (such services being considered to be Administrative Overhead under this section), except by agreement with the Participants;

k.   Taxes

     all taxes of every kind and nature assessed or levied upon or in connection with the properties held by the Venture, the production therefrom or the operation thereof which have been paid by the Operator;

l.   Insurance  Premiums

     premiums paid for insurance for the protection of the parties, although the Operator may, in lieu of carrying insurance, elect with the consent of the other participants to the Venture, which consent may not be unreasonably withheld, to be self-insured as to such insurance coverage and in that event, the Operator may charge an amount equal to the premiums which the Operator would have had to pay in order to obtain insurance and will bear, without charge, any liabilities which would have been fully compensated by such insurance had the Operator carried the same;

m.   District,  Field,  and  Camp  Expense
    (Field  Supervision  and  Camp  Expenses)

     a pro-rata portion of the salaries and expenses of the district, field and camp exploration of the Operator or production management and other employees serving the Venture and other properties of the Operator in the same area, whose time is not allocated directly to the Venture, and a pro-rata portion of the cost of maintaining and operating an exploration or production district office or field office located at or near the Property held by the Venture (or a comparable office if location changed), and necessary sub-offices (if any), maintained for the convenience of the above-described office, and all necessary camps, including housing facilities for employees if required, used in the conduct of the operations; the expense of, less any revenue from, these facilities should be inclusive of depreciation or a fair monthly rental in lieu of depreciation on the investment; and such charges shall be apportioned to all properties served on some equitable basis consistent with the Operator's accounting practice;

n.   Administrative  Overhead

     the Operator may charge each month, as its indirect and overhead expenses, a sum which is established by the Management Committee from time to time, and the amount upon which the indirect and overhead expenses shall be based shall not include lease acquisition costs, salvage credits, legal expenses or depreciation, depletion or amortization;

n.   Other  Expenditures

     any expenditures, other than expenditures which are covered and dealt with by the foregoing provisions, incurred by the Operator pursuant to approved programs and budgets or pursuant to the provisions of the Agreement to which this Account Memorandum is attached.

3.     REPRESENTATIVE  LIST  OF  ITEMS
       TO  BE  INCLUDED  IN  ADMINISTRATIVE  OVERHEAD
       ----------------------------------------------

3.1 The following is a representative list of items comprising the expenses of the Operator expressly covered by the indirect and overhead expense:

a. services performed by corporate management, supervisory, administrative and clerical personnel, including services rendered by the officers and directors of the Operator in connection with exploration;

b. corporate accounting and keeping of records in accordance with the federal and state requirements and the provisions of the Agreement to which this Accounting Memorandum is attached, and preparation of reports and monthly billings;

c. supervision and handling of tax matters, the filing of renditions, handling of adjustments, settlements, payments, protests and any other matters relating to taxes, except outside professional fees which would be a direct charge to the Venture;

d.   routine  legal  services  provided  by  the  legal  staff  of the Operator;

e. routine land services by the land staff of the Operator except outside professional fees, which would be a direct charge to the Venture; and

f. the corporate office expenses of the Operator such as rent, telephone service, stationery, office supplies, etc.

3.2 If, at the end of any calendar year, it appears to any Participant that such charge is insufficient or excessive, the Participant shall give written notice to the other Participants and thereupon the Participants shall mutually agree upon an appropriate charge for subsequent months.

4.     PURCHASING  OF  MATERIAL
       ------------------------

So far as it is reasonably practical and consistent with efficient and economical operation, the Operator shall purchase or transfer only such material as may be required for immediate use, and shall avoid the accumulation of surplus stocks.

                       SCHEDULE "C" - NET PROFITS ROYALTY


1.     NET  PROFITS
       ------------

1.1 If the Venture commences Commercial Production from the Property, the Non-participating Party shall be entitled to receive, and the Venture shall pay to the Non-participating Party, a royalty (the "Net Profits Royalty") equal to 10% of Net Profits.

1.2 The Venture shall be under no obligation whatever to place the Property into Commercial Production and in the event it is placed into Commercial Production, the Venture shall have the right at any time to curtail or suspend such production as it, in its absolute discretion, may determine.

1.3 Net Profits payable to the Non-participating Party hereunder shall be paid within 180 days after the end of each fiscal year of the Venture, and, within 180 days after the end of each fiscal year during which the Property was in Commercial Production, the records relating to the calculation of Net Profits during that fiscal year shall be audited and any adjustments shall be made forthwith and the audited statements shall be delivered to the Non-participating Party who shall have 60 days after receipt of such statements to question in writing their accuracy and failing such question, the statements shall be deemed correct.

1.4 The Non-participating Party or its representatives, duly appointed in writing, shall have the right at all reasonable times, upon written request, to inspect those books and financial records of the Venture as are relevant to the determination of Net Profits, and at his own expense, to make copies thereof.

2.     DEFINITIONS
------------------

For the purpose of calculating the Net Profits Royalty payable under the Agreement to which this Schedule "C" is attached, the definitions therein shall apply, and, in addition, the following definitions shall also apply:

a. "Commercial Production" means Operating the Property as a Mine but shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant. Commercial Production shall be deemed to have commenced:

     i. if a mill is located on the Property, on the last day of a period 40 consecutive days in which, for not less than 30 days, Mineral Products have been processed from the Property at not less than 60% of the mill's rated capacity; or

     ii. if no mill is located on the Property, the last day of the first period 30 consecutive days during which ore has been shipped from the Property for the purpose of earning revenues;

b. "Expenditures" means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Venture, in excess of the contributions of the Non-participating Party to the Venture, up to and including the date of commencement of Commercial Production in connection with the exploration and development of the Property, the acquisition of Other Tenements, and the equipping of the Property for Commercial Production, including without limiting the generality of the foregoing, monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work in respect to and for the benefit of the Property, plus an amount not to exceed 15% of such Operating costs and Expenditures as compensation for overhead and other similar expenses which the Venture will incur but which cannot be specifically allocated, and sufficient initial working capital to finance the first three months of production as in the opinion of the Venture is required for the Operation of the Property as a Mine;

c. "Gross Proceeds" means, for any period, the aggregate gross revenues received by the Venture during the period from the sale of Mineral Products derived from Operating the Property as a Mine and any cash proceeds received during the period from the disposition of any capital assets the cost of which has been treated as an Expenditure or a Post production Capital Expense.

d. "Mineral Products" means the products derived from Operating the Property as a Mine;

e. "Mining Facilities" means all mines and plants, including without limitation, all pits, shafts, haulageways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, on or outside the Property and relating to the Operation of the Property as a Mine;

f. "Net Profits" means for any period the excess, if any, of Gross Proceeds for the period over the aggregate of:

     i.   Operating  Costs  for  the  period;

     ii. Operating Costs for all previous periods to the extent they have exceeded Gross Proceeds from such periods and have not previously been deducted in computing Net Profits; and

     iii. such amount of cash as is required for the ensuing three month period for working capital as, in the opinion of the Venture, is required for the Operation of the Property as a Mine, provided that this amount shall be added to Gross Proceeds when calculating Net Profits for the next ensuing period;

     after  deduction  of  all  sums  spent  on  the  Property  constituting
     Expenditures;

g. "Operating Costs" means, for the period all costs, expenses, obligations, liabilities and charges of whatsoever kind and nature incurred or chargeable, directly or indirectly by the Venture, after commencement of Commercial Production in connection with the Operation of the Property as a Mine during the period, which costs, expenses, obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:

     i.   all  costs  of  or  related  the  Operation of the Property as a Mine;

     ii. all costs of or related to the processing and marketing of Mineral Products including, without limitation, transportation, storage, commissions and/or discounts;

     iii. all costs of acquiring Other Tenements and maintaining in good standing or renewing from time to time the Property including the payment of all royalties and taxes of any nature whatsoever in connection therewith;

     iv. all costs of or related to providing and/or operating employee facilities, including housing;

     v. all duties, charges, levies, royalties, taxes (excluding taxes levied under the Income Tax Act, Canada, the Income Tax Act, British Columbia, and any other act which taxes the income of the parties hereto individually) and other payments imposed upon or in connection with Operating the Property as a Mine by any government or municipality or department or agency thereof;

     vi. all actual costs of the Venture for providing technical, management and/or supervisory services (the intent being that the Venture will neither realize a profit nor suffer a loss as a result of its management activity);

     vii. all costs of consulting legal, accounting, insurance and other services;

     viii. all interest expenditures incurred after commencement of Commercial Production;

     ix. all costs of construction, equipment, mine development, after commencement of Commercial Production;

     x. all costs for pollution control, reclamation or any other similar costs incurred or to be incurred by the Venture;

     xi. a charge for the Expenditures and Postproduction Capital Expenses of the Venture; and

     xii. any costs or expenses incurred or to be incurred relating to the termination of the Operation of the Property as a Mine;

     Except where specific provision is made otherwise, all Operating Costs shall be determined in accordance with generally accepted accounting principles consistently applied;

h. "Operating the Property as a Mine/Operation of the Property as a Mine" means the extraction or production of minerals or metals from the Property, the milling, smelting, refining, beneficiating, and other processing of such minerals and metals and the marketing of Mineral Products;

i. "Other Tenements" means all surface rights of and to any lands within or outside the Claims including surface rights held in fee or under lease, license, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof) acquired by or on behalf of the Venture with respect to the Property; and

i. "Postproduction Capital Expenditures" means all such costs expended or incurred by the Venture after commencement of Commercial Production in connection with a major improvement, expansion, modernization or replacement of the Mining Facilities.

                           SCHEDULE "D" - DEFINITIONS

For the purposes of the Agreement to which this Schedule "D" is annexed, the following words, phrases and definitions shall have the following meanings and all definitions in Schedule "C" shall also be imported herein:

a. "Activities" means all activities and operations within the scope and purpose of the Venture as defined in section 2;

b. "Affiliate" means any partnership, joint venture, corporation or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, a Participant and, for the purposes hereof, "control" means possession, directly or indirectly, of the power to direct or cause direction of the management and policies of the entity through ownership or voting securities, contract or otherwise;

c. "Approved Program and Budget" means the program and budget approved from time to time by the Management Committee pursuant to subsection 5.1;

d.   "Area  of  Interest"  has  the  meaning  assigned  in  subsection  11.1;

e.   "Construction  Program"  means  the  program  described  in subsection 6.2;

f. "Earning Agreement" means the Agreement entered into by and between Participant 1 and Participant 2 dated October 15, 1996, concerning the grant of an option to Participant 2 to earn an interest in a part of the Property and which provides for the preparation and conclusion of this Agreement;

g.   "Effective  Date"  shall  be  as  defined  in  subsection  2.4;

h. "Feasibility Report" in relation to any proposed Operation of the Property as Mine, means a study of all aspects of the proposed Operation of the Property as a Mine prepared by a reputable mining engineer agreed by the parties in respect of the project in a form generally prepared in accordance with industry practice which:

     i. states the proven and probable mineable reserves of ore and the grades thereof;

     ii. contains estimates of both capital costs and operating costs likely to be incurred in establishing and conducting Operation of the Property as a Mine, including costs to be incurred in mine development, pre-production and the construction or acquisition of plant facilities and infrastructure;

     iii. analyses how to proceed with Operating the Property as a Mine to economically and commercially extract minerals;

     iv.  includes  reference  to  relevant  marketing  and  financial  aspects;

     v. states whether or not establishment of the proposed Operation of the Property as a Mine is commercially viable; and

     vi. is of such detail and scope as to be acceptable to a bank or other financial institution for the purpose of deciding whether or not to provide financing for the establishment and carrying out of the proposed Operation of the Property as a Mine;

i. "Force Majeure" means any cause beyond the Operator's reasonable control, including:

     i.   law  or  regulation action or inaction of civil or military authority;

     ii. inability to obtain any license, permit or other authorization that may be required to conduct operations upon the Property;

     iii. unusually  severe  weather;

     iv.  mining  casualty;

     v.   unavoidable  mill  shutdown;

     vi.  damage  to  or  destruction  of  mine  plant  or  facility;

     vii. fire;

     viii.  explosion;

     ix.  flood;

     x.   insurrection;

     xi.  riot;

     xii. labor  disputes;

     xiii.  inability  after  diligent  effort  to  obtain  workmen or material;

     xiv. delay  in  transportation;  and

     xv.  acts  of  God.

j. "Management Committee" is the committee comprised of representatives of the Participants as described in subsection 4.9;

k. "Net Income (or Loss) of the Venture" means the net income or loss, as the case may be, of the Venture as shown by its accounts after deduction of accrued expenses, depreciation, costs depletion and appropriate charges to reserves in accordance wit generally accepted accounting principles consistently applied, but without regard to accrual or deduction for income taxes;

l. "Net Profits Interest" means the interest of a withdrawing Participant determined as specified in subsection 9.2;

m. "Participants" means Participant 1 and Participant 2 and their respective successors and permitted assigns;

n. "Production Facilities" means mines, road, structures, buildings, machinery, equipment and other facilities necessary to mine, remove and process ores;

o. "Property" means the mineral claims and agreements relating thereto which are described in Schedule "A" hereto attached as such may become subject to this Agreement from time to time by operation of the provisions of the Earning Agreement pursuant to which Participant 2 earned an interest in such Property, and includes any additional mineral interests jointly held by Participant 1 and Participant 2 in the Area of Interest;

p.   "Venture"  means  the  joint  venture  formed  by  this  Agreement;

q. "Venture Costs" or "costs" means all costs, expenses, liabilities, charges and property payments incurred or accrued on or off the Property within the scope of the Venture, including the payment of royalties, determined in accordance with the generally accepted accounting principles consistently applied and in conformity with, but not limited to, the Accounting Procedure attached hereto as Schedule "B";

r. "Venture Products" means all ores, minerals, concentrates or other products mined or produced from the Property; and

s. "Venture Share" means the interest of a Participant in the Venture determined in accordance with the Earning Agreement unless reduced by the operation of subsection 9.2 and, for greater certainty, the parties agree that at the commencement of the Effective Date, each party will hold a 50% interest in the Venture.